UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015 (April 22, 2015)

STEWART INFORMATION SERVICES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation or organization)	Commission File Number:	(I.R.S. Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 713-625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 22, 2015, the Board of Directors (the “Board”) of Stewart Information Services Corporation (the “Company”) approved the Second Amended and Restated Bylaws of the Company. The Second Amended and Restated Bylaws, which take effect immediately, contain amendments (the “Amendments”) that: (1) require advance notice from stockholders proposing business for an annual meeting; (2) require advance notice from holders of Common Stock (the “Common Stockholders”) nominating directors for election to the Board; (3) establish requirements for setting a record date in connection with stockholder action by written consent in lieu of a meeting; and (4) clarify certain powers of the Chairman of the Board.

The following summary of the Second Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Second Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this report and incorporated herein by reference.

Article II, Section 2.11 (Fixing Record Date). Section 2.11 of the Second Amended and Restated Bylaws, relating to stockholder action by written consent, now provides that: (1) any person seeking to have the stockholders authorize or take corporate action by written consent must request the Company to fix a record date for such purpose; (2) within 10 days of receiving such a request, the Board shall adopt a resolution fixing the record date, unless the Board had already done so; and (3) the record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board.

Article II, Section 2.12 (Advance Notice of Business). Section 2.12 of the Second Amended and Restated Bylaws establishes advance notice provisions relating to items of business proposed by stockholders for an annual meeting. To be timely, a stockholder’s notice proposing an item of business for an annual meeting generally must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting.

In addition, the advance notice provisions in connection with an annual meeting require stockholders proposing business to disclose, among other things: (1) the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; (2) information relating to the stockholder giving notice and the beneficial owner, if any, on whose behalf the business proposal is made, including certain information relating to derivative transactions involving the Company’s stock; and (3) any disclosure required under the federal proxy rules.

Article III, Section 3.9 (Chairman of the Board). Section 3.9 of the Second Amended and Restated Bylaws clarifies that the Chairman of the Board has the power to set the agenda of all meetings of the Board and adjourn any meeting of stockholders.

Article III, Section 3.11 (Nomination of Directors to be Elected by Holders of Common Stock; Advance Notice of Nomination of Directors to be Elected by Holders of Common Stock). Section 3.11 of the Second Amended and Restated Bylaws creates certain advance notice requirements for nominations of directors by Common Stockholders at both annual and special meetings. To be timely, a director nomination by a Common Stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting, notice of such nomination must be given within 10 days that notice of such meeting was provided or made public.

If the annual meeting is called for a date that is not within 25 days before or after the anniversary of the immediately preceding annual meeting, then stockholders must submit notice of their nominations or new business proposals within 10 days of the public announcement of the annual meeting date.

In addition, Section 3.11 requires disclosures relating to the nominee(s) and their relationships with the stockholder(s) proposing their nomination. Among other things, Section 3.11 requires a proposed nominee to: (1) represent and promise that the nominee is not, nor will become, party to any understanding with another person (a) to vote or act as a director in a certain manner or (b) concerning compensation, reimbursement or indemnification without disclosure to the Company; and (2) represent that, if elected to the Board, such nominee would comply with Regulation FD and the Company’s governance, trading, ethics, stock ownership and other policies.

Section 3.11 also requires disclosures similar to those required of a stockholder proposing business at an annual meeting, including any disclosure required under the federal proxy rules. In addition, a Common Stockholder nominating a candidate for director must disclose all agreements or other understandings between itself, its affiliates or associates and the nominee, as well as any other material interest involved in such nomination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Stewart Information Services Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

Date: April 24, 2015	By:	/s/ J. Allen Berryman

		Name:	J. Allen Berryman

		Title:	Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Stewart Information Services Corporation